UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)*

                          August Technology Corporation
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    05106U105

                                 (CUSIP Number)

                                  June 28, 2005
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).










                               Page 1 of 21 Pages

CUSIP No. 05106U105                    13G                  Page 2 of 21 Pages

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Ramius Capital Group, LLC
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,289,954

OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,289,954
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,289,954
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            7.17%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IA
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05106U105                    13G                  Page 3 of 21 Pages

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            RCG Ambrose Master Fund, Ltd.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,289,954

OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,289,954
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,289,954
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            7.17%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            CO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05106U105                    13G                  Page 4 of 21 Pages

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            RCG Halifax Fund, Ltd.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,289,954

OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                  1,289,954
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,289,954
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            7.17%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            CO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05106U105                    13G                  Page 5 of 21 Pages

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Ramius Master Fund, Ltd.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,289,954

OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,289,954
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,289,954
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            7.17%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            CO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05106U105                    13G                  Page 6 of 21 Pages

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Ramius Securities, L.L.C.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,289,954

OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,289,954
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,289,954
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            7.17%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            BD
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05106U105                    13G                  Page 7 of 21 Pages

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Ramius Advisors, LLC
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,289,954

OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,289,954
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,289,954
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            7.17%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05106U105                    13G                  Page 8 of 21 Pages

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            C4S & Co., L.L.C.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,289,954

OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,289,954
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,289,954
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            7.17%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05106U105                    13G                  Page 9 of 21 Pages

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Peter A. Cohen
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,289,954

OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,289,954
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,289,954
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            7.17%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05106U105                    13G                  Page 10 of 21 Pages

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Morgan B. Stark
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,289,954

OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,289,954
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,289,954
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            7.17%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05106U105                    13G                  Page 11 of 21 Pages

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Thomas W. Strauss
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,289,954

OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,289,954
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,289,954
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            7.17%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05106U105                    13G                  Page 12 of 21 Pages

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Jeffrey M. Solomon
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,289,954

OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,289,954
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             1,289,954
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            7.17%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05106U105                    13G                  Page 13 of 21 Pages

Item 1.

(a)  Name of Issuer

         August Technology Corporation, a Minnesota Corporation (the "Company").

(b) Address of Issuer's Principal Executive Offices

         4900 West 78th Street
         Bloomington, Minnesota 55545

Item 2(a).  Name of Person Filing
Item 2(b).  Address of Principal Business Office
Item 2(c).  Citizenship

         Ramius Capital Group, LLC
         666 Third Avenue, 26th Floor
         New York, New York 10017
         Citizenship: Delaware

         RCG Ambrose Master Fund, Ltd.
         c/o Ramius Capital Group, LLC
         666 Third Avenue, 26th Floor
         New York, New York 10017
         Citizenship: Cayman Islands

         RCG Halifax Fund, Ltd.
         c/o Ramius Capital Group, LLC
         666 Third Avenue, 26th Floor
         New York, New York 10017
         Citizenship: Cayman Islands

         Ramius Master Fund, Ltd.
         c/o Ramius Capital Group, LLC
         666 Third Avenue, 26th Floor
         New York, New York 10017
         Citizenship: Cayman Islands

         Ramius Securities, L.L.C.
         c/o Ramius Capital Group, LLC
         666 Third Avenue, 26th Floor
         New York, New York 10017
         Citizenship: Delaware

         Ramius Advisors, LLC
         c/o Ramius Capital Group, LLC
         666 Third Avenue, 26th Floor
         New York, New York 10017
         Citizenship: Delaware

         C4S & Co., L.L.C.
         c/o Ramius Capital Group, LLC
         666 Third Avenue, 26th Floor
         New York, New York 10017
         Citizenship: Delaware

CUSIP No. 05106U105                    13G                  Page 14 of 21 Pages

         Peter A. Cohen
         c/o Ramius Capital Group, LLC
         666 Third Avenue, 26th Floor
         New York, New York 10017
         Citizenship: United States

         Morgan B. Stark
         c/o Ramius Capital Group, LLC
         666 Third Avenue, 26th Floor
         New York, New York 10017
         Citizenship: United States

         Thomas W. Strauss
         c/o Ramius Capital Group, LLC
         666 Third Avenue, 26th Floor
         New York, New York 10017
         Citizenship: United States

         Jeffrey M. Solomon
         c/o Ramius Capital Group, LLC
         666 Third Avenue, 26th Floor
         New York, New York 10017
         Citizenship: United States

Item 2(d).  Title of Class of Securities

         Common Stock, no par value ("Common Stock")

Item 2(e).  CUSIP Number

         05106U105


Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
 (c), check whether the person filing is a:

(a) [ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o);

(b) [ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);

(c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);

(d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

CUSIP No. 05106U105                    13G                  Page 15 of 21 Pages

(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4.   Ownership

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

       (a) Amount beneficially owned:

           As of the date hereof, each Reporting Person may be deemed the beneficial owner of (i) 732,624 shares of Common Stock owned by RCG Ambrose Master Fund, Ltd., a Cayman Islands company ("Ambrose"), (ii) 161,391 shares of Common Stock owned by RCG Halifax Fund, Ltd., a Cayman Islands company ("Halifax"), (iii) 164,782 shares of Common Stock owned by Ramius Master Fund, Ltd., a Cayman Islands company ("Ramius Master Fund") and (iv) 231,157 shares of Common Stock owned by Ramius Securities, L.L.C., a Delaware limited liability company ("Ramius Securities").

           Note: Ramius Capital Group, LLC, a Delaware limited liability company ("Ramius Capital") is the investment advisor of Ambrose and Halifax and has the power to direct some of the affairs of Ambrose and Halifax, including decisions respecting the disposition of the proceeds from the sale of shares of the Common Stock. Ramius Advisors, LLC, a Delaware limited liability company ("Ramius Advisors") is the investment advisor of Ramius Master Fund and has the power to direct some of the affairs of Ramius Master Fund, including decisions respecting the disposition of the proceeds from the sale of share of the Common stock. Ramius Capital is the managing member of Ramius Advisors. Ramius Securities is a broker dealer affiliated with Ramius Capital. C4S & Co., L.L.C., a Delaware limited liability company ("C4S"), is the managing member of Ramius Capital and in that capacity directs its operations. Peter A. Cohen ("Mr. Cohen"), Morgan B. Stark ("Mr. Stark"), Thomas W. Strauss ("Mr. Strauss") and Jeffrey M. Solomon ("Mr. Solomon") are the managing members of C4S and in that capacity direct its operations. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of any shares of Common Stock owned by another Reporting Person. In addition, each of Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon disclaims beneficial ownership of the shares of Common Stock owned by Ambrose, Halifax, Ramius Master Fund and Ramius Securities and the filing of this statement shall not be construed as an admission that any such person is the beneficial owner of any such securities.

       (b) Percent of class:

           Approximately 7.17% as of the date of this filing. (Based on the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005, there were 17,980,484 shares of Common Stock outstanding as of May 3, 2005.)

       (c) Number of shares as to which such person has:

           (i)   Sole power to vote or to direct the vote:

CUSIP No. 05106U105                    13G                  Page 16 of 21 Pages

                 0

           (ii)  Shared power to vote or to direct the vote

                1,289,954 shares of Common Stock.

           (iii) Sole power to dispose or to direct the disposition of

                 0

           (iv) Shared power to dispose or to direct the disposition of

                 1,289,954 shares of Common Stock.

Item 5.  Ownership of Five Percent or Less of a Class

         Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not applicable.

Item 8.  Identification and Classification of Members of the Group

         See Exhibit I.

Item 9. Notice of Dissolution of Group

         Not applicable.

Item 10. Certification

By signing below each of the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits:

Exhibit I: Joint Filing Agreement, dated as of July 8, 2005, by and among Ramius Capital, Ambrose, Halifax, Ramius Master Fund, Ramius Securities, Ramius Advisors, C4S, Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon.

Exhibit II: Power of attorney for Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon dated March 11, 2005.

CUSIP No. 05106U105                    13G                  Page 17 of 21 Pages

                                   SIGNATURES

         After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: July 8, 2005

RAMIUS CAPITAL GROUP, LLC                   RCG AMBROSE MASTER FUND, LTD.

By: C4S & Co., L.L.C.,                      By: Ramius Capital Group, LLC,
    as Managing Member                          its Investment Advisor

By: /s/ Jeffrey M. Solomon                  By: C4S & Co., L.L.C.,
   ----------------------------                 its Managing Member
   Name:  Jeffrey M. Solomon
   Title: Managing Member                   By: /s/ Jeffrey M. Solomon
                                               -----------------------------
                                               Name:  Jeffrey M. Solomon
                                               Title: Managing Member

RCG HALIFAX FUND, LTD.                      RAMIUS MASTER FUND, LTD.

By: Ramius Capital Group, LLC,              By: Ramius Advisors, LLC,
    its Investment Advisor                      its Investment Advisor

By: C4S & Co., L.L.C.,                      By: Ramius Capital Group, LLC,
    as Managing Member                          its Managing Member

By: /s/ Jeffrey M. Solomon                  By: C4S & Co., L.L.C.,
   ----------------------------                 as Managing Member
   Name:  Jeffrey M. Solomon
   Title: Managing Member                   By: /s/ Jeffrey M. Solomon
                                               -----------------------------
                                               Name:  Jeffrey M. Solomon
                                               Title: Managing Member

RAMIUS SECURITIES, L.L.C.                   RAMIUS ADVISORS, LLC

By: Ramius Capital Group, LLC,              By: Ramius Capital Group, LLC,
    its Investment Advisor                      its Managing Member

By: C4S & Co., L.L.C.,                      By: C4S & Co., L.L.C.,
    its Managing Member                         as Managing Member

By: /s/ Jeffrey M. Solomon                  By: /s/ Jeffrey M. Solomon
   ----------------------------                -----------------------------
   Name:  Jeffrey M. Solomon                   Name:  Jeffrey M. Solomon
   Title: Managing Member                      Title: Managing Member

CUSIP No. 05106U105                    13G                  Page 18 of 21 Pages

C4S & CO., L.L.C.                           /s/ Jeffrey M. Solomon
                                            --------------------------------
By: /s/ Jeffrey M. Solomon                  Jeffrey M. Solomon,
    ----------------------                  as Attorney-in-Fact for
   Name:  Jeffrey M. Solomon                Peter A. Cohen
   Title: Managing Member

/s/ Jeffrey M. Solomon                      /s/ Jeffrey M. Solomon
-------------------------------             --------------------------------
Jeffrey M. Solomon,                         Jeffrey M. Solomon,
as Attorney-in-Fact for                     as Attorney-in-Fact for
Morgan B. Stark                             Thomas W. Strauss


/s/ Jeffrey M. Solomon
-------------------------------
Jeffrey M. Solomon

CUSIP No. 05106U105                    13G                  Page 19 of 21 Pages

                                                                       EXHIBIT I

                             JOINT FILING AGREEMENT

            In accordance with Rule 13d-1(k)(1) of the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other of the attached statement on Schedule 13G, and all amendments thereto, and that such statement and all amendments thereto, is made on behalf of each of them.

            IN WITNESS WHEREOF, the undersigned hereby executed this agreement on July 8, 2005.

RAMIUS CAPITAL GROUP, LLC                   RCG AMBROSE MASTER FUND, LTD.

By: C4S & Co., L.L.C.,                      By: Ramius Capital Group, LLC,
    as Managing Member                          its Investment Advisor

By: /s/ Jeffrey M. Solomon                  By: C4S & Co., L.L.C.,
   ----------------------------                 its Managing Member
   Name:  Jeffrey M. Solomon
   Title: Managing Member                   By: /s/ Jeffrey M. Solomon
                                               -----------------------------
                                               Name:  Jeffrey M. Solomon
                                               Title: Managing Member

RCG HALIFAX FUND, LTD.                      RAMIUS MASTER FUND, LTD.

By: Ramius Capital Group, LLC,              By: Ramius Advisors, LLC,
    its Investment Advisor                      its Investment Advisor

By: C4S & Co., L.L.C.,                      By: Ramius Capital Group, LLC,
    as Managing Member                          its Managing Member

By: /s/ Jeffrey M. Solomon                  By: C4S & Co., L.L.C.,
   ----------------------------                 as Managing Member
   Name:  Jeffrey M. Solomon
   Title: Managing Member                   By: /s/ Jeffrey M. Solomon
                                               -----------------------------
                                               Name:  Jeffrey M. Solomon
                                               Title: Managing Member

RAMIUS SECURITIES, L.L.C.                   RAMIUS ADVISORS, LLC

By: Ramius Capital Group, LLC,              By: Ramius Capital Group, LLC,
    its Investment Advisor                      its Managing Member

By: C4S & Co., L.L.C.,                      By: C4S & Co., L.L.C.,
    its Managing Member                         as Managing Member

By: /s/ Jeffrey M. Solomon                  By: /s/ Jeffrey M. Solomon
   ----------------------------                -----------------------------
   Name:  Jeffrey M. Solomon                   Name:  Jeffrey M. Solomon
   Title: Managing Member                      Title: Managing Member

CUSIP No. 05106U105                    13G                  Page 20 of 21 Pages

C4S & CO., L.L.C.                           /s/ Jeffrey M. Solomon
                                            --------------------------------
By: /s/ Jeffrey M. Solomon                  Jeffrey M. Solomon,
    ----------------------                  as Attorney-in-Fact for
   Name:  Jeffrey M. Solomon                Peter A. Cohen
   Title: Managing Member

/s/ Jeffrey M. Solomon                      /s/ Jeffrey M. Solomon
-------------------------------             --------------------------------
Jeffrey M. Solomon,                         Jeffrey M. Solomon,
as Attorney-in-Fact for                     as Attorney-in-Fact for
Morgan B. Stark                             Thomas W. Strauss


/s/ Jeffrey M. Solomon
-------------------------------
Jeffrey M. Solomon

CUSIP No. 05106U105                    13G                  Page 21 of 21 Pages

                                                                      EXHIBIT II

                                POWER OF ATTORNEY


         The undersigned hereby appoints Peter A. Cohen, Morgan B. Stark, Thomas
W. Strauss and Jeffrey M. Solomon, or any of them, his true and lawful attorney-in fact and agent to execute and file with the Securities and Exchange Commission any Schedule 13D, Schedule 13G, any amendments thereto and any related documentation which may be required to be filed in his individual capacity as a result of the undersigned's beneficial ownership of, or participation in a group with respect to, securities directly or indirectly beneficially owned by Ramius Capital Group, LLC or any of its affiliates, and granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing which he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof. The authority of Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon, or any of them, under this Power of Attorney shall continue with respect to the undersigned until the undersigned is no longer required to file Schedule 13Ds or
Schedule 13Gs unless revoked earlier in writing.

Date:    March 11, 2005

                                                     /s/ Peter A. Cohen
                                                     -----------------------
                                                     Peter A. Cohen



                                                     /s/ Morgan B. Stark
                                                     -----------------------
                                                     Morgan B. Stark



                                                     /s/ Thomas W. Strauss
                                                     -----------------------
                                                     Thomas W. Strauss



                                                     /s/ Jeffrey M. Solomon
                                                     -----------------------
                                                     Jeffrey M. Solomon